EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
BMC Capital, Inc.
Dallas, Texas

We consent to the use of our report dated August 10, 2012, with regard to the consolidated financial statements of BMC Capital, Inc. as of December 31, 2011 and 2010 and for the years then ended to be included in this Form S-1 Registration Statement to be filed with the Securities and Exchange Commission on or about August 10, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
August 10, 2012